EXHIBIT 4.1


            FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


     THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") dated as of October 22, 1999 is made among APRIA HEALTHCARE GROUP INC., a corporation organized and existing under the laws of the State of Delaware ("Apria") and the Subsidiaries of Apria identified on the signature pages of this Amendment and any Subsidiary of Apria that, subject to Section
9.13 of the Credit Agreement, shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and, collectively, as the "Borrowers"), each of the financial institutions listed on
Schedule I to the Credit Agreement or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" thereunder (individually, a "Bank" and, collectively, the "Banks"), and BANK OF AMERICA, NATIONAL ASSOCIATION (as successor to Bank of America National Trust and Savings Association and NationsBank of Texas, N.A.), as the Syndication, Administrative and Collateral Agent (the "Administrative and Collateral Agent"). Capitalized terms used but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

                                    RECITALS

     I. The Borrowers, the Banks and the Administrative and Collateral Agent are parties to the Amended and Restated Credit Agreement dated as of November 13, 1998, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of January 15, 1999, as amended by the Second Amendment to Amended and Restated Credit Agreement, dated as of February 23, 1999, and as amended by the Third Amendment to Amended and Restated Credit Agreement, dated as of April 22, 1999, (the "Credit Agreement"), pursuant to which the Banks extended certain credit to the Borrowers.

     II. The Borrowers have requested that the Banks amend the Credit Agreement to allow certain acquisitions by the Borrowers and certain stock repurchases by the Borrowers.

     III. The Banks are willing to accommodate the request of the Borrowers on the terms and conditions specified in this Amendment.

                                    AGREEMENT

     In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

     1. Amendment to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

     a. the definition of "BofA" is restated in its entirety as follows:

     "BofA" shall mean Bank of America, National Association (successor to Bank of America National Trust and Savings Association and NationsBank of Texas, N.A.) or any successor thereto.

     b. the definitions of "Acquisition Cap", "Agents", "Bonus Period", "Bonus Acquisition Basket", "Initial Acquisition Cap", "NationsBank" and "Syndication Agent" are deleted in their entirety.

     c. each reference to the term "Agents" in the Credit Agreement is replaced with the term "Administrative and Collateral Agent".

     2. Amendment to Section 9.13(a). Section 9.13(a) of the Credit Agreement is amended as follows:

     a. by restating paragraph (ii) in its entirety to read as follows:

     "with respect to all Permitted Transactions (other than Subsidiary Reorganizations) the sum (without duplication) of (I) cash paid by Apria in connection with such Permitted Transactions, (II) the Fair Market Value of Apria Common Stock issued in connection with such Permitted Transactions and (III) the amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of all Permitted Debt incurred, assumed or acquired in all such Permitted Transactions, shall not exceed $125,000,000 in the aggregate for the period commencing October 22, 1999 and ending on the Final Maturity Date; provided that such $125,000,000 shall be reduced on a dollar for dollar basis by the amount of any Unusual Cash Expenses incurred by the Borrowers and paid in the period commencing January 1, 1999 and ending on the Final Maturity Date";

     b. by restating  paragraph (iii) in its entirety to read "Reserved";

     c. by replacing the amount "$30,000,000" set forth in paragraph (iv) with the amount "$40,000,000"; and

     d. by replacing the amount "$25,000,000" set forth in paragraph (v) with the amount "$35,000,000".

     3. Amendment to Section 10.3. Section 10.3 of the Credit Agreement is amended by adding the following proviso at the end of such Section:

     ; provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Apria may make repurchases of its capital stock in an amount not to exceed (i) $30,000,000 for the period commencing October 22, 1999 and ending December 31, 2000 and (ii) $20,000,000 (plus fifty percent of any unused portion of the $30,000,000 referenced in clause (i) above) for the period commencing January 1, 2001 and ending on the Final Maturity Date.

     4. Amendment to Section 10.10. Section 10.10 of the Credit Agreement is amended in its entirety as follows:

     Consolidated Funded Indebtedness to Consolidated EBITDA. Apria will not permit the Consolidated Funded Indebtedness to Consolidated EBITDA Ratio at the end of any fiscal quarter set forth below to be greater than the corresponding ratio set forth below, opposite such date:

             Fiscal Quarter End                            Ratio
             ------------------                          ---------

             September 30, 1999                          3.75 to 1

             December 31, 1999                           3.75 to 1

             March 31, 2000                              3.50 to 1

             June 30, 2000 and thereafter                3.25 to 1

     ; provided that, solely for the purpose of determining compliance with this
     Section 10.10 the calculation of the Consolidated Funded Indebtedness to Consolidated EBITDA Ratio for the fiscal quarters ending on September 30, 1999 and December 31, 1999 shall be made without giving effect to up to $17,500,000 in the aggregate of the Borrowers' Unusual Cash Expenses, if applicable.

     5. Representations. Each of the Borrowers represents and warrants to the Banks that (a) it has the corporate or partnership power to execute, deliver and perform the terms and provisions of this Amendment and has taken all necessary corporate or partnership action to authorize the execution, delivery and performance by it of this Amendment and (b) upon the effectiveness of this Amendment, no Default or Event of Default shall have occurred and be continuing under the Credit Agreement. Each of Apria and its Material Subsidiaries has duly executed and delivered this Amendment and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     6. Conditions Precedent. This Amendment shall become effective upon satisfaction of the following conditions:

          (i) the receipt by the Administrative and Collateral Agent of the consent of the Required Banks;

          (ii) the receipt by the Administrative and Collateral Agent of this Amendment, duly executed and delivered by each of the Borrowers and the Administrative and Collateral Agent;

          (iii) the receipt by the Administrative and Collateral Agent of an opinion of Borrower's counsel in a form and substance satisfactory to the Administrative and Collateral Agent;

          (iv) the Borrowers shall have paid to the Administrative and Collateral Agent for distribution to (a) each Bank that approves this Amendment on or prior to 5:00 p.m. (Pacific Time) on October 8, 1999 an amendment fee equal to .075% of such Bank's Commitment Amount and (b) each Bank that composes the initial 51% of Banks consenting to this Amendment an additional fee equal to .075% of such Bank's Commitment Amount;

          (v) the Borrowers shall have paid all fees owed to the Administrative and Collateral Agent in connection with this Amendment (including, but not limited to, reasonable fees and expenses of counsel) to the Administrative and Collateral Agent; and

          (vi) an officer's certificate of Apria to the effect that no Default or Event of Default has occurred or is continuing under the Credit Agreement and that each of the representations and warranties contained in
     Section 8 of the Credit Agreement are true and correct in all material respects as of the date of this Amendment with references to the Agreement being references to the Agreement as amended by this Amendment.

     7. Reference to and Effect on the Credit Agreement,  Notes and Guaranty.

     a. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     b. This Amendment shall be construed as one with the Credit Agreement and the Credit Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

     c. All documents executed in connection with the Credit Agreement, including, but not limited to, the Notes and the Guaranty shall remain in full force and effect and are hereby ratified and confirmed with respect to the Credit Agreement, as amended hereby.


     8. Entire Agreement. This Amendment, together with the Credit Agreement and the other documents referred to in, or executed in connection with, the Credit Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Amendment.

     9. Expenses. The Borrowers shall reimburse the Administrative and Collateral Agent on demand for all reasonable costs, expenses and charges (including, without limitation, reasonable fees and charges of legal counsel and other consultants for the Administrative & Collateral Agent) incurred by the Administrative & Collateral Agent in connection with the preparation, performance or enforcement of this Amendment.

     10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.

     11. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12. Captions. The captions and section headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

     13. Counterparts. This Amendment may be executed in any number of counterparts all of which when taken together shall constitute one and the same instrument and any of the parties to this Amendment may execute this Amendment by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.

     14. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

     IN WITNESS WHEREOF, the parties to this Amendment have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.


                                  APRIA HEALTHCARE GROUP INC.
                                  APRIA HEALTHCARE, INC.
                                  APRIACARE MANAGEMENT SYSTEMS, INC.
                                  APRIA NUMBER TWO, INC.
                                  APRIA HEALTHCARE OF NEW YORK STATE, INC.



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:



                                   BANK OF AMERICA, NATIONAL ASSOCIATION,
                                   as Administrative and Collateral Agent



                                   By:
                                      ---------------------------------------
                                      Name: Christine Cordi
                                      Title:   Vice President